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                                                                    EXHIBIT 11.1
                                                                    ------------

                               GC COMPANIES, INC.

                                OCTOBER 31, 1999

                              EXHIBIT TO FORM 10-K


Computation of weighted average number of shares outstanding used in determining basic and diluted earnings (loss) per share:


                                                   Year Ended October 31,
(In thousands)                                1999          1998          1997
                                              -----         -----         -----


BASIC

1.  Weighted average number of
    common shares outstanding                 7,715         7,710         7,728
                                              =====         =====         =====


DILUTED (A)

1.  Weighted average number of
    common shares outstanding                 7,715         7,710         7,728

2.  Diluted effect of shares issuable
    on exercise of stock options, net
    of shares assumed to be purchased
    out of proceeds of market price              --            --            40
                                              -----         -----         -----

3.  Weighted average number of shares
    used in diluted per share
    computations                              7,715         7,710         7,768
                                              =====         =====         =====






(A) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083.